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                                                                       EXHIBIT 5


                         [READER'S DIGEST LETTERHEAD]

Clifford H.R. Dupree                                   TELEPHONE: (914) 244-5622
Vice President, Corporate Secretary                          FAX: (914) 244-5007
and Associate General Counsel                  clifford.dupree@readersdigest.com



                              September 12, 2003


The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, New York 10570-7000



Ladies and Gentlemen:


     I am Vice President, Corporate Secretary and Associate General Counsel of The Reader's Digest Association, Inc. a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the public offering of the shares of Common Stock referred to below.


     For the purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of the opinion expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies and the legal capacity of all individuals executing such documents. As to questions of fact material to this opinion that I did not independently establish or verify, I have relied upon the statements, certificates and representations of officers and other representatives of the Company. In addition, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary.


     I am a member of the Bar of the State of New York, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America, in each case as in effect on the date hereof.


     With reference to the registration statement on Form S-3, registration number 333-107278 (the "Registration Statement"), first filled on July 23, 2003 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the underwritten public offering by one of the Company's stockholders of up to 12,638,487 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), including up to 1,648,498 shares which may be sold upon the exercise of an overallotment option granted to the underwriters, I am of the opinion that the Shares have been validly issued and are fully paid and non-assessable.


     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the related Prospectus under the heading "Legal Matters."



                                     Very truly yours,


                                     /s/ Clifford H.R. Dupree
                                     ------------------------
                                         Clifford H.R. Dupree